EXHIBIT 4.1
SECOND AMENDMENT TO
WARRANT TO PURCHASE COMMON STOCK

This SECOND AMENDMENT TO WARRANT TO PURCHASE COMMON STOCK (this “Amendment”), dated as of July 29, 2020 (the “Effective Date”), is issued by Ontrak, Inc., a Delaware corporation (the “Company”), in favor of Crede CG III, Ltd. (the “Holder”) of the Warrant (as defined below). Capitalized terms used but not defined in this Amendment shall have the meanings that are set forth in the Warrant.

RECITALS

WHEREAS, the Company issued a Warrant to Purchase Common Stock, dated as of July 30, 2015, which Warrant was subsequently amended on March 29, 2017, and further which currently entitles (after giving effect to stock splits effected prior to the date hereof) the Holder to purchase 187,002 shares of Common Stock of the Company pursuant to the terms and conditions therein (as amended, modified, supplemented, or restated from time to time, the “Warrant”);

WHEREAS, Holder has requested that the Termination Date of the Warrant be extended to August 30, 2021, the provisions of the Warrant contained in Section 2(e) thereof limiting the exercise of the Warrant in certain circumstances be removed and the Warrant be transferred to Acuitas Group Holdings, LLC, an affiliate of Holder (“Transferee”); and

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to extend the Termination Date and modify certain other provisions of the Warrant on the terms set forth herein.

AMENDMENT

1. Amendment to “Termination Date”. The definition of “Termination Date” as the five year anniversary of the Initial Exercise Date as found in the first sentence of the Warrant is hereby amended so that the Termination Date is August 30, 2021.

2. Amendment to Section 2(e) of the Warrant. Section 2(e) of the Warrant shall be deleted in its entirety and provisions of the Warrant referring to such Section 2(e) or the “Beneficial Ownership Limitation” shall similarly be amended consistent with such deletion.

3. Transfer of Warrant. Holder hereby requests the Warrant and all rights evidenced thereby to be assigned to Transferee in connection with this Amendment. In connection with such transfer, each of Holder and Transferee hereby represents and warrants to the Company that such transfer is not being effected in connection with any exchange of value or promise of any kind, whether in the form of cash, forgiveness of debt, or with respect to the rendering of future services, or otherwise, and that such transfers do not result in any change in the voting or dispositive control over the Warrant. Accordingly, all references in the Warrant to the Holder from and after the date hereof shall be to Transferee.

4. Effect. The terms and provisions of the Warrant and all other documents and instruments relating and pertaining to the Warrant shall continue in full force and effect, except as amended hereby. In particular, the amendment attached hereto as Exhibit A is hereby ratified and approved by each of the Company, Holder and Transferee with effect from its purported effectiveness date. In the event of any conflict between the provisions of the Warrant and the provisions of this Amendment, the provisions of this Amendment shall control.

5. Governing Law. This Amendment, and all matters arising directly or indirectly herefrom, are to be construed and enforced in accordance with and shall be governed by the internal laws of the State of New York without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

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IN WITNESS WHEREOF, each of the Company, Holder and Transferee has caused this Amendment to be duly executed as of the Effective Date set out above.

ONTRAK, INC.

By: /s/ Brandon H. Laverne________
Name: Brandon H. LaVerne
Title: Chief Financial Officer

CREDE CG III, LTD.

By: /s/ Terren Peizer________
Name: Terren Peizer
Title: Chairman

ACUITAS GROUP HOLDINGS, LLC

By: /s/ Terren Peizer________
Name: Terren Peizer
Title: Chairman
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